UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PAYCOM SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Paycom Software, Inc.

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(405) 722-6900

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2023

To the Stockholders of Paycom Software, Inc.:

This proxy statement supplement, dated April 3, 2023 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Paycom Software, Inc. (the “Company”), dated March 28, 2023 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 1, 2023 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Resignation of Vice President of Operations

On March 28, 2023, Justin Long resigned from the position of Vice President of Operations of the Company. In connection with Mr. Long’s resignation, the Company, Paycom Payroll, LLC and Mr. Long entered into a Severance and Release Agreement on March 31, 2023 (the “Severance Agreement”), pursuant to which Mr. Long is entitled to receive (i) a cash severance payment equal to $395,756.16, less applicable withholdings and taxes, which amount represents one year of Mr. Long’s base salary and the cost of 12 months of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the accelerated vesting of 1,505 shares of time-based restricted stock, in each case provided that Mr. Long does not revoke the Severance Agreement. The Severance Agreement contains a release of claims and incorporates customary non-disclosure, non-solicitation and non-disparagement obligations.

Voting Matters

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Craig E. Boelte
Craig E. Boelte
Chief Financial Officer
April 3, 2023